LVP METAIRIE, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of January, 2011, by and between LVP METAIRIE JV, LLC, a Delaware limited liability company, as the sole equity member (the “Member”), and GAIL GROSSMAN, as the Special Member (as defined below) (the “Special Member”).

RECITALS

A.          Reference is made to the Certificate of Formation for the Company filed December 8, 2010 in the office of the Secretary of State for the State of Delaware (as the same may hereafter be amended or restated from time to time by amendments thereto filed as aforesaid, the “Certificate”).

B.           At formation, (i) the Company is a two-member limited liability company, with the Member having a 100% ownership interest in the Company, including, without limitation, a 100% ownership interest in all of the capital, profits, losses and cash flow of the Company, and the Special Member having a 0% interest in the Company, including a 0% interest in the capital, profits, losses and cash flow of the Company, and (ii) since the Member owns all of the interests in the Company, the Company is a disregarded entity for federal income tax purposes.

C.           In entering into this Agreement, the Company, the Special Member and the Member wish to make a full statement of their agreement in respect to the Company in order that, except to the extent this Agreement expressly incorporates by reference provisions of the Act, the Code or the Treasury Regulations (as each is defined below), or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other law or rule.

ARTICLE I

DEFINITIONS

Unless otherwise expressly provided herein, the following terms used in this Agreement shall have the following meanings:

(a)           “Act” shall mean the Delaware Limited Liability Company Act at Del. Code Ann. Tit. 6, §§18-101 et seq., as it may be amended from time to time.

(b)           “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, manager, member or general partner of such Person, or (iv) any Person who is an officer, director, manager, general partner, member, trustee or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term “controls”, “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

(c)           “Capital Cash Flow” shall mean, for purposes of this Agreement and for a given period of time, the net proceeds received by the Company from Company borrowings and the net proceeds of the sale of Company assets, in each instance less reasonable reserves required in the sole discretion of the Member.

(d)           “Capital Contribution” shall mean any contribution to the capital of the Company in cash or other property or services rendered, or a promissory note or other obligation to contribute cash or property or to perform services.

(e)           “Certificate” shall have the meaning as described in Recital A hereto.

(f)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provisions of succeeding law.

(g)           “Company” shall mean LVP Metairie, LLC, a Delaware limited liability company.

(h)           “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(i)           “Member” shall mean LVP Metairie JV, LLC, a Delaware limited liability company, or its permitted successors and assigns hereunder.

(j)            “Operating Cash Flow” shall mean, for purposes of this Agreement and for a given period of time, all cash received by the Company from any source (but excluding net proceeds from borrowings of the Company and the net proceeds from the sale or other disposition of the Company’s assets) less cash expended for the debts and expenses of the Company, principal and interest payments on any indebtedness of the Company, capital expenditures and, in each instance, reasonable reserves required in the sole determination of the Member.

(k)           “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person” where the context so permits.

(I)           “Property” or “Properties” shall mean that certain property or those certain properties which are named in the attached EXHIBIT A and in which the Company from time to time owns a direct or indirect equity or debt interest or both equity and debt interests.

(m)          “Special Member” shall mean Gail Grossman.

(n)           “Treasury Regulations” shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE II

FORMATION OF COMPANY

2.1         Formation. The Company was formed effective as of December 8, 2010 upon the filing of the Certificate in the office of the Secretary of State for the State of Delaware in accordance with and pursuant to the Act. The parties hereto do hereby confirm their intent and agreement that the Company shall be governed by the terms of this Agreement as more particularly described in Recital Paragraph C hereto, the terms and provisions of which are herein incorporated.

2.2         Name. The name of the Company is LVP METAIRIE, LLC, provided that the Member may elect to transact business in other names in those jurisdictions where it deems it necessary for purposes of complying with the requirements of local law.

2.3         Principal Place of Business. The principal place of business of the Company shall be c/o The Lightstone Group, 1985 Cedar Bridge Avenue, Suite 1, Lakewood, NJ 08701. The Company may relocate its principal place of business to any other place or places as the Member may from time to time deem advisable. Additional offices may be maintained and acts done at any other place appropriate for accomplishing the purposes of the Company, all as determined by the Member.

2.4         Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at 160 Greentree Drive, Suite 101, City of Dover, Delaware 19904, and the name of its registered agent at such address shall be National Registered Agents Inc. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act.

2.5         Term. The term of the Company shall be perpetual, unless sooner terminated in accordance with either the provisions of this Agreement or the Act.

ARTICLE III

PURPOSE OF COMPANY

The purposes of the Company shall be to acquire, own, operate, manage, develop, redevelop, finance, refinance, sell, lease and otherwise deal with the Property and assets related thereto, and interests therein, whether directly or indirectly, alone or in association with others. The purposes of the Company include, but are not limited to:

(i)           acquiring, developing, operating, leasing and managing the Property and conducting any other lawful business relating thereto;

(ii)          financing,   mortgaging,  exchanging,  selling,  encumbering  or otherwise disposing of the Property or any interest therein;

(iii)         constructing, reconstructing, altering, modifying and subtracting from or adding to the Property or any part thereof;

(iv)         acquiring, financing, encumbering, selling, disposing of, transferring, or otherwise dealing with the Property and other similar investments; and

(v)          in general, the making of any investments or expenditures, the borrowing and lending of money and the taking of any and all other actions which are incidental or related to any of the purposes recited above.

It is agreed that each of the foregoing is an ordinary part of the Company’s business and affairs. Property may be acquired subject to, or by assuming, the liens, encumbrances, and other title exceptions which affect such property.

The Company’s purposes may be accomplished by taking any action which is not prohibited under the Act and which is related to the acquisition, ownership, development, improvement, operation, management, financing, leasing, exchanging, selling or otherwise encumbering or disposing of all or any portion of the assets of the Company, or any interest therein.

Notwithstanding anything contained herein to the contrary, for so long as any mortgage indebtedness between the Company and the lender of any such mortgage indebtedness (the “Mortgage Loan”) is outstanding, the Company shall not engage in any activities, incur any additional debt or acquire any properties except in accordance with the documents evidencing and/or securing the Mortgage Loan.

ARTICLE IV

RIGHTS AND DUTIES OF MEMBER

4.1           Management. All management of the Company shall be vested in the Member. The affirmative consent (regardless of whether written, oral or by course of conduct) of the Member shall constitute the consent of the Member for purposes of any provision of this Agreement or the Act. All decisions concerning the business affairs of the Company shall be made by the Member.

The Member has the power to bind the Company as provided in this Article. The act of the Member, regardless of whether such action is for the purpose of apparently carrying on in the usual way the business or affairs of the Company, shall bind the Company and no person dealing with the Company shall have any obligation to inquire into the power or authority of the Member acting on behalf of the Company.

4.2           Member’s Duty to Company. The Member shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that the Member may be entering into transactions that are similar to the transactions into which the Company may enter. The Company shall not have any right, by virtue of this Agreement, to share or participate in such transactions of the Member or to the income or proceeds derived therefrom. The Member shall not incur any liability to the Company as a result of engaging in any other business venture.

The Member does not violate a duty or obligation to the Company merely because the Member’s conduct furthers the Member’s own interest. The Member may lend money to and transact other business with the Company. The rights and obligations of the Member lending money to or transacting business with the Company are the same as those of a person who is not a Member, subject to applicable law. No transaction with the Company shall be voidable solely because the Member has a direct or indirect interest in the transaction if the transaction is fair to the Company.

4.3.         Duty of Care. The Member’s duty of care in the discharge of the Member’s duties to the Company is limited to refraining from engaging in gross negligence or intentional misconduct. In discharging its duties, the Member shall be fully protected in relying in good faith upon the records required to be maintained under Article X and upon such information, opinions, reports or statements by any of its agents, or by any other person, as to matters the Member reasonably believes are within such other person’s professional or expert competence and who have been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

4.4	Indemnification.

(a)          The Company shall indemnify any person (each, an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Indemnitee is or was a Member or an officer, director, manager, agent or employee of the Company, or at the relevant time, being or having been such a Member, officer, director, manager, agent or employee, that such Indemnitee is or was serving at the request of the Company as a partner, director, officer, manager, agent or trustee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes that such Indemnitee’s acts were fraudulent, grossly negligent or the result of willful malfeasance and, in each case, were material to the cause of action so adjudicated.

(b)           The Company may, in the discretion of the Member, pay expenses incurred by any Indemnitee in defending any action, suit or proceeding described in Section 4.4(a) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such advance if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company pursuant to this Article 4.

(c)           The indemnification provided by this Article IV shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Member or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article IV shall continue as to an Indemnitee who has ceased to be a Member, or an officer, director, agent or employee of the Company (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

4.5           Affiliated Compensation. The Member may retain such Persons or Entities as it shall determine (including any Person or Entity in which the Member shall have an interest or of which it is an Affiliate) to provide services to or on behalf of the Company for such compensation as the Member deems to be appropriate.

ARTICLE V

RIGHTS AND OBLIGATIONS OF MEMBER

5.1           Limitation of Liability. The Member shall have no personal liability for the liabilities and obligations of the Company except as required in Section 6.1(b) of this Agreement, the Act and other applicable law.

5.2           Liability of the Member to the Company. A Member who receives the return in whole or in part of its contribution is liable to the Company only to the extent, if any, provided by the Act.

ARTICLE VI

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

6.1	Member’s Capital in the Company.

(a)           The Member shall contribute to the Company as its Capital Contribution the amount determined by the Member in its sole discretion to be necessary or convenient for carrying on the business and activities of the Company. No interest shall accrue on any Capital Contribution, and the Member shall not have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement. Notwithstanding the foregoing, the Member shall not be required to make any Capital Contribution.

(b)           Anything in this Agreement to the contrary notwithstanding, no Member shall have any personal liability for liabilities or obligations of the Company, except to the extent of its Capital Contributions made to the Company as aforesaid, and no Member shall be required to make any further or additional contributions to the capital of the Company or to lend or advance funds to the Company for any purpose.

(c)           The obligation, if any, of a Member to contribute to the capital of the Company is solely and exclusively for the benefit of the Company and the Member, and is not intended to confer rights on any third party (under Section 18-502(b) of the Act or otherwise). Without limiting the generality of the foregoing, no creditor of the Company shall be deemed a third party beneficiary of any obligation of any Member to contribute capital or make advances to the Company.

6.2          Distributions of Operating and Capital Cash Flow.

(a)           Subject to Section 6.2(c) below, distributions of Operating Cash Flow shall be made at such time or times as the Member shall determine.

(b)           Subject to Section 6.2(c) below, distributions of Capital Cash Flow shall be made at such time or times as the Member shall determine.

(c)           No distribution shall be made unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.

ARTICLE VII

TRANSFERABILITY

The Member’s interest in the Company shall be transferable in whole or in part (other than to creditors or spouses as provided below) without consent of any other Person, and the assignee shall be admitted as a Member with all the rights of the Member who assigned its interest. However, no part of the interest of the Member shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process. No transfer (whether voluntary or involuntary) shall effect a dissolution of the Company. Subject to Section 8.2 below, the Member shall be permitted to retire, resign or withdraw from the Company at any time. No event of bankruptcy described in Section 18-304 of the Act shall cause the Member to cease to be a Member. Upon the happening of any event of dissolution specified in Section 18-801(1) - (4) of the Act (other than a determination made by the Member to dissolve pursuant to Section 9.1 of this Agreement), the Company shall not dissolve if the Member demonstrates an intent to continue the business of the Company at any time prior to when a Certificate of Cancellation is filed for the Company with the State of Delaware or the Company’s assets are liquidated and distributed pursuant to Section 9.2 below.

ARTICLE VIII

ADDITIONAL MEMBERS

8.1           Any Person or Entity acceptable to the Member may become a Member in the Company subject to the conditions imposed by the Member. At or about the time a new Member is admitted, this Agreement shall be amended as necessary or proper to reflect a change from a single-member limited liability company to a multiple-member limited liability company.

8.2           (a)          Upon the occurrence of any event that causes the last remaining member of the Company (“Last Member”) to cease to be a member of the Company (other than (A) upon an assignment by Last Member of all of its limited liability company interest in the Company and the admission of the transferee in accordance with the Loan Documents and this Agreement, or (B) the resignation of Last Member and the admission of an additional member of the Company, in either case in accordance with the terms of the Loan Documents and this Agreement), any natural person duly designated under the applicable organizational documents shall, without any action of any other Person and simultaneously with the Last Member ceasing to be a member of the Company automatically be admitted to the Company as a member with a 0% economic interest (“Special Member”) and shall continue the Company without dissolution and (B) Special Member may not resign from the Company or transfer its rights as Special Member unless a successor Special Member has been admitted to the Company as a Special Member in accordance with requirements of Delaware law. Special Member shall automatically cease to be a member of the Company upon the admission to the Company of the first substitute member. Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the assets of the Company. Pursuant to Section 18-301 of the Act, Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of Special Member, Special Member shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, Special Member shall not be a member of the Company.

(b)           Upon the occurrence of any event that causes Last Member to cease to be a member of the Company to the fullest extent permitted by law, the personal representative of Last Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Last Member in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of Last Member in the Company. Any action initiated by or brought against the Member or Special Member under any Creditors Rights Laws shall not cause the Member or Special Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. Each of the Member and Special Member waives any right it might have to agree in writing to dissolve the Company upon the occurrence of any action initiated by or brought against the Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes the Member or Special Member to cease to be a member of the Company.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1           Dissolution.   Subject to Sections 8.2 (but only for so long as the Mortgage Loan remains outstanding), the Company shall be dissolved, and its affairs wound up, upon (a) the retirement or withdrawal of the only remaining Member of the Company (other than in connection with an assignment of its interest in the Company), or (b) the determination of the Member that the Company dissolve.

9.2           Winding Up, Liquidation and Distribution of Assets. Upon dissolution, the Member shall proceed to wind up the affairs of the Company, and liquidate and distribute the assets of the Company as it sees fit, subject to the Act. Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1 (b)(2)(ii)(g) of the Treasury Regulations, if the Member has a deficit capital account (after giving effect to all contributions, distributions, allocations and other capital account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of the Member’s capital account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1         Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Member or such representatives as it may appoint in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the principal executive office of the Company.

10.2         Choice of Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act.

10.3         Amendments. This Agreement may not be amended except by the written agreement of both the Company and the Member. Notwithstanding the anything to the contrary in this Agreement, this Agreement may be amended, modified, altered and/or supplemented to: (i) cure any ambiguity, and/or (ii) convert or supplement any provision in a manner consistent with the intent of this Agreement and the other organizational documents of the Company.

10.4         Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

10.5         Heirs. Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

10.6         No Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of, or enforceable by any Person other than the parties hereto.

10.7         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MEMBER:

LVP METAIRIE JV, LLC, a Delaware limited liability company

By:	LIGHTSTONE VALUE PLUS REIT II LP, a Delaware limited Partnership, its Managing Member

	By:	LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC., a Maryland
corporation, its general partner

		By:	/s/ Joseph E. Teichman
		Name:	Joseph E. Teichman
		Title:	Secretary

SPECIAL MEMBER:

/s/ Gail Grossman
Gail Grossman

EXHIBIT A

PROPERTY:      Towne Place, 5424 Citrus Blvd., Metairie, Louisiana

Exhibit A

CERTIFICATE OF FORMATION

OF

LVP METAIRIE JV, LLC

State of Delaware Secretary of State Division of Corporations Delivered 04:40 PM 01/13/2011 FILED 04:37 PM 01/13/2011
SRV 110042689 - 4927018 FILE

CERTIFICATE OF FORMATION

OF

LVP METAIRIE JV LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:          The name of the limited liability company (hereinafter called the “limited liability company”) is: “LVP Metairie JV LLC”.

SECOND:    The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, DE 19904.

THIRD:        The specific date of dissolution of the limited liability company shall be as specified in the limited liability company’s operating agreement.

Executed on January 13,2011.

/s/ Lynette Hamdi
Lynette Hamdi, Authorized Person

Exhibit B

LVP METAIRIE JV, LLC

Officers

Name	Office

David Lichtenstein	Chief Executive Officer

Peyton Owen, Jr.	President and Chief Operating Officer

Donna Brandin	Chief Financial Officer

Joseph E. Teichman	Executive Vice President, General Counsel and Secretary

Exhibit C

LVP METAIRIE JV, LLC

Initial Capital Account

Members	Initial Capital Contribution	Ownership %

REIT II LP	$12,445,000	95%

TPS	$655,000	5%

Sherman	$0	0%

TOTAL	$13,100,000	100%